Exhibit 99.1
TeleTech Announces Third Quarter 2008 Financial Results
Record Third Quarter Revenue Reaches $349 Million, GAAP Earnings per Share up 45%;
Year-to-Date BPO Segment Revenue up 9.5 Percent;
Strong Financial Performance and Balance Sheet Delivers $66 Million of Cash Flow from Operations;
Efficient Capital Deployment Results in Record Free Cash Flow of $51 Million;
Completes $75 Million in Share Repurchases While Maintaining a Low Debt-to-Equity Ratio
Englewood, Colo., November 4, 2008 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (“BPO”) solutions, today announced financial results for the third quarter 2008. The Company also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2008.
TeleTech reported record third quarter 2008 revenue of $349.1 million, a 4 percent increase over third quarter 2007 revenue of $335.7 million. Revenue in TeleTech’s BPO segment grew 5.7 percent from the year-ago period. The strengthening U.S. dollar relative to currencies of certain foreign subsidiaries lowered third quarter 2008 revenue by nearly $5 million from the second quarter 2008.
TeleTech believes it has one of the largest and most diversified offshore footprints of any global industry provider. At the end of the third quarter 2008, TeleTech had over 25,000 offshore BPO workstations representing more than 60 percent of total delivery capacity. Third quarter 2008 revenue from TeleTech’s offshore delivery centers grew approximately 16 percent to $159 million over the year-ago quarter, represented 45 percent of total revenue and spanned seven countries including Argentina, Canada, Costa Rica, Malaysia, Mexico, the Philippines and South Africa.
TeleTech’s income from operations for the third quarter 2008 was $27.2 million or 7.8 percent of revenue. Income from operations for the quarter included $3.0 million of restructuring and impairment charges and $2.1 million of final audit, legal, professional fees and other expenses associated with the Audit Committee’s completed review of the Company’s equity-based compensation practices and the subsequent financial restatement. Excluding these charges, which totaled $5.1 million, TeleTech’s income from operations for the third quarter 2008 was $32.4 million or 9.3 percent of revenue, an increase from 8.4 percent, excluding unusual charges, in the year-ago quarter. Furthermore, excluding $3.0 million of non-cash expense in the third quarter 2008 for equity-based compensation, operating margin was 10.1 percent.
Fully diluted GAAP earnings per share for the third quarter 2008 increased 45 percent over the year-ago quarter to 29 cents on net income of $20.2 million. Excluding the $5.1 million of unusual pre-tax charges discussed above and a $2.9 million tax benefit for the reversal of an international deferred tax valuation allowance, third quarter 2008 non-GAAP earnings per share were 30 cents, up 20 percent from 25 cents non-GAAP earnings per share in the year-ago quarter.
EXECUTIVE COMMENTARY ON TELETECH’S FINANCIAL RESULTS
“Our results demonstrate that the combination of a steady, well diversified revenue base, a solid balance sheet, strong cash flows from operations and ongoing investments in a highly capital-efficient global delivery platform continue to position TeleTech as the industry leader during both good and challenging economic times,” said Kenneth Tuchman, chairman and chief executive officer. “Our year-to-date BPO
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revenue grew 9.5 percent and our year-to-date operating margin, excluding unusual and certain non-cash items, increased to 10.2 percent. In the midst of this unprecedented global economic environment, we maintain a low debt-to-equity ratio, have one of the highest returns on invested capital in our industry and have ample liquidity to fund our continued growth and share repurchases.”
THIRD QUARTER 2008 BUSINESS HIGHLIGHTS
Strong Balance Sheet Continues to Fund Organic Growth
•	As of September 30, 2008, TeleTech had cash and cash equivalents of $123.2 million and total debt of $112.6 million, resulting in a net ‘positive’ cash position of $10.6 million.

•	Capital expenditures in the third quarter 2008 were $15.3 million of which approximately 80 percent was for growth-related needs, with the balance for improving TeleTech’s embedded infrastructure.

•	Free cash flow for the third quarter 2008 was a record $50.7 million, up 40 percent from $36.3 million in the year ago quarter.

•	Return on invested capital was 29 percent as of September 30, 2008, up from 27 percent in the previous quarter.
Share Repurchases
•	In the second quarter 2008, TeleTech’s Board of Directors approved increased funding for share repurchases up to a total of $100 million. During the third quarter 2008, TeleTech completed $75 million in share repurchases, leaving approximately $25 million still authorized under the plan.
New Business
•	During the third quarter 2008, TeleTech signed an estimated $70 million in new revenue primarily from expanded client relationships. Of that amount, $60 million is new, annualized long-term revenue and $10 million is related to seasonal fourth quarter 2008 and first quarter 2009 work.
Business Outlook
TeleTech expects that 2008 revenue will approximate $1.4 billion and 2008 operating margin will range between 9 and 10 percent, excluding unusual charges. These expectations are based on the following business trends:
•	While TeleTech continues to sign and ramp meaningful new business, the expected revenue growth from these programs is being more than offset by lower volumes with certain clients primarily in the logistics, retail, transportation, and travel and leisure industries.

•	Over the past several years, TeleTech has experienced significantly higher seasonal revenue during the fourth quarter due to increased holiday and other business requirements of its clients. At this time, TeleTech’s clients are not projecting significant increases in seasonal support needs for the fourth quarter 2008.

•	The U.S. dollar has strengthened significantly relative to currencies in certain foreign subsidiary locations including Australia, Brazil, Canada, the Philippines, New Zealand, Spain and the United Kingdom. As a result, revenue in the fourth quarter 2008 versus the third quarter 2008 is expected to decline by approximately $20 to $30 million due to lower revenue translation in these locations and an expected decline in the value of certain hedged positions.
TeleTech plans to add approximately 1,200 offshore BPO workstations during the fourth quarter 2008 bringing total workstation additions for 2008 to 5,700, nearly all of which will be located in offshore markets. Capital expenditures for the full-year 2008 are estimated to range between $60 and $65 million.
Despite the challenging business environment, TeleTech continues to further diversify its client base and strengthen its balance sheet via ongoing free cash flow generation and proactive working capital management. Further, the Company intends to continue repurchasing its stock under the current
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program authorization. As in prior years, TeleTech plans to provide its 2009 business outlook in conjunction with its fourth quarter 2008 earnings announcement.
CONFERENCE CALL
A conference call and webcast with management will be held on Wednesday, November 5, 2008, at 8:30 a.m. Eastern Time. You are invited to join the live webcast of the conference call by visiting the “Investors” section of the TeleTech website at www.teletech.com. If you are unable to participate during the live webcast, a replay will be available on the TeleTech website through Wednesday, November 19, 2008.
NON-GAAP FINANCIAL MEASURES
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP) in the United States, the Company uses the following non-GAAP financial measures: Free Cash Flow, Non-GAAP Income from Operations and Non-GAAP EPS. TeleTech believes that providing these non-GAAP financial measures provides investors with greater transparency to the information used by TeleTech’s management in its financial and operational decision making and allows investors to see TeleTech’s results “through the eyes” of management. TeleTech also believes that providing this information better enables TeleTech’s investors to understand its operating performance and information used by management to evaluate and measure such performance. The presentation of these financial measures are not intended to be used in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures is available in the financial tables attached to this press release.
ABOUT TELETECH
TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 27-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support more than 250 business process outsourcing programs serving approximately 100 global clients in the automotive, communications and media, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by more than 50,000 employees utilizing 39,600 workstations across 86 delivery centers in 17 countries. For additional information, visit www.teletech.com.
FORWARD-LOOKING STATEMENTS
Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on TeleTech’s current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: general economic, business and industry conditions; the loss of business or lower volumes from significant clients; delivery center utilization and labor rates; the pace at which we are able to ramp new business; the effect of TeleTech’s failure to timely file all of its required reports under the Securities and Exchange Act of 1934 and its restatement of previously issued financial statements, including shareholder litigation and action by the SEC and/or other governmental agencies; negative tax or other implications for TeleTech resulting from any accounting adjustments or other factors; unexpected regulatory changes, tax laws, and data privacy measures; data privacy issues; our ability to accurately predict geographic revenue mix and seasonal sales trends; information technology and/or delivery center interruptions; issues or matters that may arise from governmental and/or administrative agency investigations; our ability to successfully remediate identified internal control deficiencies; litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; fluctuations in foreign currency exchange rates along with our ability to effectively hedge exposure to changes in foreign currency exchange and/or interest rates; the ability to attract, retain and motivate key
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personnel; and political instability, the effect of armed hostilities, terrorism and natural disasters. A detailed discussion of these and other factors that could affect our results is included in TeleTech’s SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2007. The Company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which is located at www.teletech.com.
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TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue	$349,110	$335,727	$1,074,162	$998,075

Operating Expenses:
Cost of services	252,666	246,558	788,599	721,028
Selling, general and administrative	51,157	46,968	148,387	147,675
Depreciation and amortization	14,998	14,250	45,782	41,598
Restructuring charges, net	2,015	2,588	4,657	2,850
Impairment losses	1,033	2,274	1,033	15,789

Total operating expenses	321,869	312,638	988,458	928,940

Income From Operations	27,241	23,089	85,704	69,135

Other expense	(777)	(6,826)	(2,368)	(10,338)

Income Before Income Taxes and Minority Interest	26,464	16,263	83,336	58,797

Provision for income taxes	(5,368)	(1,082)	(20,697)	(16,193)

Income Before Minority Interest	21,096	15,181	62,639	42,604

Minority interest	(936)	(808)	(2,992)	(1,750)

Net Income	$20,160	$14,373	$59,647	$40,854

Net Income Per Share:
Basic	$0.30	$0.20	$0.86	$0.58

Diluted	$0.29	$0.20	$0.84	$0.56

Income From Operations Margin	7.8%	6.9%	8.0%	6.9%
Net Income Margin	5.8%	4.3%	5.6%	4.1%
Effective Tax Rate	20.3%	6.7%	24.8%	27.5%

Weighted Average Shares Outstanding
Basic	68,217	70,214	69,373	70,367
Diluted	69,508	72,343	70,921	72,909

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue:
North American BPO	$233,171	$229,231	$738,871	$689,468
International BPO	115,939	101,198	335,291	291,714
Database Marketing and Consulting	—	5,298	—	16,893

Total	$349,110	$335,727	$1,074,162	$998,075

Income (Loss) From Operations:
North American BPO	$19,974	$25,430	$78,975	$87,777
International BPO	7,356	4,475	7,213	9,449
Database Marketing and Consulting	(89)	(6,816)	(484)	(28,091)

Total	$27,241	$23,089	$85,704	$69,135

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$123,156	$91,239
Accounts receivable, net	248,629	270,988
Other current assets	95,839	97,598

Total current assets	467,624	459,825

Property and equipment, net	172,003	174,809
Other assets	119,185	125,661

Total assets	$758,812	$760,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$198,554	$186,810
Other long-term liabilities	159,310	118,729
Minority interest	5,135	3,555
Total stockholders’ equity	395,813	451,201

Total liabilities and stockholders’ equity	$758,812	$760,295

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Reconciliation of EBIT:

Net Income	$20,160	$14,373	$59,647	$40,854
Interest income	(1,327)	(650)	(3,801)	(1,535)
Interest expense	1,595	1,395	4,649	4,457
Provision for income taxes	5,368	1,082	20,697	16,193

EBIT	$25,796	$16,200	$81,192	$59,969

Reconciliation of Free Cash Flow :

Cash Flow From Operating Activities:
Net income	$20,160	$14,373	$59,647	$40,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,998	14,250	45,782	41,598
Other	30,836	22,444	19,870	17,833

Net cash provided by operating activities	$65,994	$51,067	$125,299	$100,285

Total Capital Expenditures	15,320	14,768	51,728	43,788

Free Cash Flow	$50,674	$36,299	$73,571	$56,497

Reconciliation of Non-GAAP Income from Operations:

Income from Operations	$27,241	$23,089	$85,704	$69,135
Restructuring charges, net	2,015	2,588	4,657	2,850
Impairment losses	1,033	2,274	1,033	15,789
Equity comp review and restatement expenses	2,070	100	10,424	100

Non-GAAP Income from Operations	$32,359	$28,051	$101,818	$87,874

Reconciliation of Non-GAAP EPS :

GAAP Net Income	$20,160	$14,373	$59,647	$40,854
Add: Asset impairment and restructuring charges, net of related taxes	2,094	3,525	4,080	12,432
Add: Equity comp review and restatement expenses, net of related taxes	1,422	73	7,474	67

Less: Release of Income Tax Valuation Allowance	(2,915)	—	(2,915)	—

Non-GAAP Net Income	$20,761	$17,970	$68,286	$53,353

Diluted shares outstanding	69,508	72,343	70,921	72,909

Non-GAAP EPS	$0.30	$0.25	$0.96	$0.73